EXHIBIT 14.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Business Integrity Policy

and Procedures for Reporting Non-Compliance

Purpose and Scope

The purposes of this Business Integrity Policy and Procedures for Reporting Non-Compliance (the "Policy") are to ensure that all employees understand that it is the intent of Alexandria Real Estate Equities, Inc. ("ARE") to comply with all laws and regulations and to transact business in accordance with the highest moral and ethical standards, including the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, and to provide procedures for employees to report instances of non-compliance with this Policy.

This Policy applies to all employees, officers and directors of ARE and its subsidiaries and affiliates (for convenience, all such employees, officers and directors are referenced herein as ARE employees, officers and directors). Any violation of this Policy will result in prompt disciplinary action, up to and including termination of employment and, in appropriate cases, civil action or referral for criminal prosecution.

Policy Summary

ARE has always sought to maintain a highly ethical and moral posture in the conduct of its business and operations. ARE employees must not be subject to undue influences, interests or relationships that will conflict with the best interests of ARE. All applicable laws and regulations must be complied with in a material manner in both form and substance in all transactions and activities. ARE's accounting and financial records must be maintained in accordance with generally accepted accounting principles ("GAAP") and internal accounting controls must be adhered to at all times. In addition, public disclosures of financial and business information must be accurate, timely and in compliance with all laws and regulations. Compliance with these basic principles directly contributes to the value of ARE and our reputation as The Landlord of Choice to the Life Science Industry. Should an employee become aware of any known or possible instance of non-compliance with this Policy, the employee has the affirmative duty to promptly disclose such possible non- compliance in accordance with procedures described in this Policy.

ARE's Business Integrity Principles

The following principles and guidelines are provided to assist all ARE employees, officers and directors in the conduct of ARE's business and operations:

Conflicts of Interest. Conflicts of interest, and situations or transactions that present the appearance of a conflict of interest, should be avoided. A "conflict of interest" occurs when an individual's private interest interferes, or may interfere, in any meaningful way with the interests of ARE and its shareholders. This can arise when an employee, officer or director has interests that make it difficult to perform his or her work objectively and effectively. Conflicts of interest also include obtaining improper personal benefits, or providing improper personal benefits to others, as a result of a person's position with ARE. Any known or potential conflict of interest should be promptly reported to an employee's supervisors or, in the case of senior officers and directors, to ARE's Board of Directors.

Factors to be considered by an employee, officer or director in evaluating a potential conflict of interest include:

    Could my outside business interests affect my job performance or my judgment on behalf of ARE or affect others with whom I work?
    Can I reasonably conduct the activity outside of normal work hours?
    Will I be using ARE equipment, materials or proprietary or confidential information in my activities?
    Could the activity have any potential adverse or beneficial impact on ARE's business or its relationships with tenants, partners or other entities with whom ARE does business?
    Could the activity result in personal financial gain or other benefit to me?
    Could the activity appear improper to an outside observer?

Corporate Opportunities. No employee, officer or director may take personal advantage of any opportunity that he or she discovers, or that is presented to him or her, as a result of his or her position with ARE or through access to Company information. Similarly, no person may use ARE's property, information or position for personal gain or for any third party's personal gain. If you have any question about the applicability of these provisions to a particular situation you may encounter, please contact the Chief Executive Officer.

Loyalty. All employees, officers and directors have a duty to ARE to advance its legitimate business interests and should not compete with or own an interest in any entity that competes with ARE, other than normal investments (i.e., less than 5% of securities or other beneficial interest) in publicly traded companies.

Confidentiality. Subject to the specific terms of any Employee Proprietary Information and Inventions Agreement between an employee and ARE, all confidential and/or proprietary information about ARE and its subsidiaries and affiliated companies, business or operations that a person receives as a result of his or her position with ARE, including information about our tenants and other entities and/or persons with whom we do business or come into contact, should be held in strict confidence, except when disclosure of that information is authorized or legally required, and then only if approved by a duly authorized officer of ARE. ARE business matters and confidential and/or proprietary information should not be discussed with anyone outside ARE, other than ARE's advisors and other persons who have a legitimate need to know the information and who are under an obligation of confidentiality, and should not be discussed in any public place. The obligation to treat certain information as confidential does not end when an employee, officer or director leaves ARE. Accordingly, employees, officers or directors may not disclose any confidential information to a new employer or to others after ceasing to be an ARE employee, officer or director (or an employee, officer or director of a subsidiary or affiliate of ARE).

Fair Dealing. We must all deal fairly with our tenants, vendors and other parties with whom ARE has a business relationship and with each other. No one associated with ARE or our subsidiaries or affiliated companies should attempt to take unfair advantage of anyone through manipulation, concealment, abuse of confidential and/or proprietary information, misrepresentation of facts or any other unfair practice.

Protection and Proper Use of ARE Assets. All employees, officers and directors should protect ARE's assets and use them efficiently and only for legitimate business purposes. Theft, carelessness and waste have a direct impact on our profitability and are contrary to the interests of ARE and its shareholders. It is important that appropriate measures are taken to ensure the security of ARE computers and any computer or voicemail passwords. Whenever you use an ARE computer or communications resource to send e-mail, voicemail or to access Internet services, remember that you are acting as a representative of the Company. In addition, all e-mail, voicemail and personal files stored on ARE computers are ARE's property. Employees, officers and directors have no expectation of privacy in connection with these resources. The use of technological resources must be consistent with all other ARE policies, including those relating to sexual harassment, privacy, patents, copyrights and trademarks.

Compliance with Law. All laws, rules and regulations must be complied with, including the securities laws prohibiting trading on the basis of non-public information. Insider trading is both unethical and illegal and will result in prompt disciplinary action by ARE, as well as the possibility of regulatory or criminal enforcement actions and private litigation. ARE's policies regarding compliance with securities laws are set forth in the Company's Policy Statement on Trading in Company Securities for Directors, Officers, Employees and Designated Consultants. If you have any questions regarding your obligations under federal and state securities laws or under our securities compliance policies, you should consult the Chief Executive Officer or the Chief Financial Officer.

Accurate, Fair and Timely Financial Reporting. ARE and each of its employees, officers and directors are responsible for assuring that all reports and other documents that we file with or submit to the Securities and Exchange Commission and all of our other public communications contain full, fair, accurate, timely and understandable financial statements and descriptions of ARE's business. All personnel who are requested to assist in preparing any such reports or other communications, including both the collection of information and review of drafts of any such reports or other communications, should do so diligently and in full compliance with ARE's disclosure controls and procedures. Anyone having questions regarding his or her responsibilities under this Policy or under ARE's disclosure controls and procedures, or who becomes aware of any inaccuracy in any ARE filing or other communication, should promptly contact the Chief Executive Officer or the Chief Financial Officer.

Exceptions to Policy

Waivers of the specific requirements of this Policy will only be approved in exceptional cases in which it is determined that the requested waiver would not involve a departure from our fundamental commitment to conducting business in compliance with applicable law and the highest ethical standards. Waivers may only be granted by authorized officers or, in the case of any waiver involving an executive officer or director, by the Board of Directors or a duly appointed committee of the Board. Any waivers of, or amendments or changes to, this Policy involving executive officers or directors of ARE will be disclosed through the filing of a Current Report on Form 8-K or other authorized method in accordance with applicable law and the rules of the New York Stock Exchange.

Reporting of Events of Possible Non-Compliance

Facts or events that directly or indirectly conflict with the proper application of this Policy could adversely affect the value and reputation of ARE. Each employee shares in the responsibility for ensuring compliance with this Policy and conducting herself or himself in a manner that is in compliance with all laws and regulations, the highest ethical standards and with this Policy.

Should an employee become aware of any known or possible instance of non-compliance with this Policy, the employee has the affirmative duty to promptly report such possible non-compliance to her/his supervisor, local management, the Chief Executive Officer or the Chief Financial Officer. The employee's responsibility includes a duty to promptly report any complaint an employee may have or receive from any fellow employee, client or other person regarding material accounting, internal accounting controls or auditing matters. Any reports made will be forwarded to Jerry Sudarsky, one of ARE's principal founders, Chairman of the Board of Directors and member of the Audit Committee.

If you believe that the person to whom you have reported material non-compliance with this Policy has not taken appropriate action, you should contact Jerry Sudarsky directly at (310) 556-1077 (telephone) or (310) 556-0827 (facsimile). Mr. Sudarsky can also be reached by e-mail at jmsudarsky@sbcglobal.net and by mail at 2220 Avenue of the Stars, #1503, Los Angeles, CA 90067.

Failure to report material non-compliance with this Policy may be detrimental to ARE and will subject the employee to disciplinary action, up to and including termination.

It is most helpful if you give your identity when reporting any instance of possible non-compliance with this Policy so that ARE may contact you if further information is needed to pursue an investigation. All information provided will be kept confidential to the extent possible under the circumstances. However, you may anonymously disclose instances of possible non- compliance with this Policy if you are uncomfortable in providing your identity by submitting your concerns in writing to Mr. Sudarsky. In either case, employees who disclose instances of possible non-compliance should keep all information related to the matter in strict confidence and not discuss such information with anyone other than ARE officials conducting the investigation or other persons authorized by them.

If you are involved in the event of non-compliance with this Policy, the fact that you voluntarily reported such non-compliance, together with the degree of cooperation displayed by you and whether the non-compliance was intentional or unintentional, will be given appropriate consideration by ARE in its investigation and any resulting disciplinary action.

Investigations of Possible Events of Non-Compliance

All reports concerning possible events of non-compliance with this Policy will be promptly, fairly and independently investigated and will be treated confidentially to the extent practicable under the circumstances.

It is imperative that persons disclosing possible non- compliance with this Policy not attempt to conduct their own investigations. Investigations may involve complex legal issues. Acting on one's own may compromise the integrity of an investigation and adversely affect both the employee and ARE. However, measures should be taken promptly to preserve documents and other items relevant to any investigation.

Employees are expected to cooperate in the investigation of any possible non-compliance with this Policy. If the result of the investigation indicates that corrective action is required, ARE will decide what steps it should take to rectify the problem and avoid its recurrence.

Jerry Sudarsky, in his role as the designated member of the Audit Committee of ARE's Board of Directors, will lead any required investigation and, if deemed necessary, appoint additional individuals to assist in the process. Mr. Sudarsky will coordinate the investigation, findings and recommendations with ARE management and the Human Resources Department before action is taken and the file is closed. Mr. Sudarsky will report the status and results of any reports received and any resulting investigation to the Audit Committee, which will then take appropriate action with respect to the matter.

If a report of an instance of possible non-compliance with this Policy involves an individual who would normally participate in an investigation, that individual will not be notified of the investigation and will not be allowed to participate in conducting or reviewing the investigation.

All information obtained during an investigation shall be considered confidential and shall be disseminated only on a need-to-know basis. No information relating to an investigation shall be disposed of or destroyed without the prior written approval of Mr. Sudarsky and the Chief Executive Officer.

It is ARE's objective that all investigations be completed and resolved promptly and, if possible, within 60 days.

Retaliation Not Permitted

Retaliation against any employee or other person who in good faith reports any instance of non-compliance or possible non-compliance with this Policy or any potential violation of law is strictly prohibited and will not be tolerated. This includes retaliation relating to reports or complaints received from any source regarding accounting, internal accounting controls or auditing matters relating to ARE or any concerns regarding questionable accounting or auditing. This policy also protects those individuals that cooperate in investigations conducted by ARE or any government agency, or who provide information concerning suspected non-compliance or legal violations. In addition, ARE prohibits retaliation against an employee who refuses to participate in an act that would result in a violation of state or federal statute, rule or regulation, or who reports any suspected violations of law at a former employer. Any instance of retaliation will result in prompt disciplinary action, up to and including termination of employment with ARE or any of its affiliated companies, in addition to being punishable under applicable law. However, any employee or other person who makes a report known to be false or provides information known to be false may be subject to disciplinary action, up to and including termination of employment.

Obligations of Employees, Officers and Directors

Read and understand the Policy. Employees, officers and directors are expected to read and understand this Policy, and comply fully with its terms. Please discuss any questions you may have regarding this Policy with your direct supervisor or the Chief Executive Officer or the Chief Financial Officer to ensure that you understand the Policy.

Follow the Policy. Employees, officers and directors must act in accordance with this Policy. ARE may periodically require employees, officers and directors to certify in writing their compliance with this Policy.

Report known or possible violations of the Policy. If you become aware of known or possible instances of non-compliance with this Policy, you must report such instances to your supervisor, local management, the Chief Executive Officer or the Chief Financial Officer, or anonymously to Mr. Sudarsky of the Audit Committee, as appropriate. In addition, employees may report suspected violations of law to the California Attorney General or other state or federal agencies at any time.